Exhibit 10.11.6

September 23, 2015

Steve Sloan

Re: Offer of Employment with SendGrid, Inc.

Dear Steve,

SendGrid, Inc. (the “Company”) is very pleased to offer you employment as Chief Product Officer beginning on October 26, 2015. This letter states the complete terms and conditions of your offer, subject to a satisfactory result of references and a background check. If you agree to these terms and conditions, please sign at the end of this letter in the space indicated.

1.             Duties. As Chief Product Officer, you will serve as a key member of the executive team and be responsible for owning a multi-year product strategy, while managing a highly functioning team.  You will report to Sameer Dholakia, CEO, who will be primarily responsible for evaluating your performance. The Company may change your position, title, duties, and place of employment from time to time as it deems necessary.

2.             Compensation and Benefits. Beginning on October 26, 2015, you will be compensated according to the Compensation Plan attached hereto as Exhibit A, and receive benefits according to our enrollment eligibility process. The Company may modify your compensation and benefits from time to time in its sole discretion. In addition, subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 1.11% of the Company’s common stock based upon the fully diluted shares outstanding on your start date. The option will be subject to the terms, conditions and vesting applicable to options granted under the Company’s 2012 Equity Incentive Plan, as described in that Plan and the applicable grant award documents.

3.             Company Agreements. One of the conditions of your employment with the Company is the maintenance of the confidentiality of the Company’s proprietary and confidential information. In your  work for the Company, you will not use or disclose any confidential information, including trade secrets, of any former company or other person to whom you have an obligation of confidentiality. Rather, you will  be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by the Company. While working for the Company from your personal residence or elsewhere, you also should not use any unpublished documents or property belonging to any former Company or other person to whom you have an obligation of confidentiality. During our discussions about your job duties, you assured us that you would be able to perform those duties within the guidelines described above.  This offer is conditioned upon you executing the Company’s Employee Proprietary Information and Inventions Agreement upon commencement of your employment.

4.             At-Will  Employment.  Your  employment  with  the  Company  will  be  “at-will.”   This  means that either you or the Company may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The “at will” nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the nature and duration of your employment.  Though your job duties, title, compensation,  and benefits may change over time, none of these events change our agreement that you

1401 Walnut St. Ste. 500, Boulder, CO 80302 • 303.552.0653 • FAX 720.398.8212
www.sendgrid.com

are an “at will” employee. In addition, the fact that the rate of your salary or other compensation is stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of your employment, and does not mean and should not be interpreted to mean that you are guaranteed employment for any period time. The “at will” term of your employment with the Company can only be changed in a writing signed by you and the CEO of the Company. In addition, if a Change in Control occurs and as of, or within twelve (12) months after, the effective time of such Change in Control your employment terminates due to an involuntary termination other than for Cause or due to a voluntary termination with Good Reason, then, as of the date of termination, the vesting and exercisability of your unvested options shall be accelerated in full immediately prior to such termination. “Cause” shall include your involvement in fraud, embezzlement or criminal activity. “Good Reason” shall include the assignment to you of any duties or responsibilities that results in a material diminution in your function or a material reduction by the Company in your annual base salary or a relocation of your principal workplace by more than 50 miles.

5.             Exempt Employment. The Company’s regular working day is from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

6.             Miscellaneous. This letter and any other documents subsequently signed by you constitute the complete and exclusive terms and conditions of your employment and supercede any and all prior agreements, whether written or oral. This agreement will be governed by and construed according to the laws of the State of Colorado. By joining the Company, you are agreeing to abide by all laws and regulations, all the Company policies and procedures and that you are bound by the terms and conditions of the Company’s Business Protection Agreement (if any). Violations of these policies may lead to immediate termination of employment in the Company’s sole discretion. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to having you join us at the Company. If you wish to accept this offer under the terms  and conditions described above please sign and date this document and return it to Human Resources by September 30, 2015. If you have any questions about the terms of this offer, please do not hesitate to call us to discuss at your earliest convenience.

Sincerely,

/s/ Sameer Dholakia
Sameer Dholakia, CEO
SendGrid, Inc.

I have read this offer and I understand and accept its terms.

/s/ Steve Sloan
Steve Sloan

Date: 9/28/2015

EXHIBIT A

COMPENSATION

Your starting semi-monthly base salary will be $10,833.33, which is equivalent to $260,000 on an annualized basis. Your target bonus will be $65,000 for a potential annual compensation of $325,000. Your salary is subject to adjustment from time to time in accordance with the company’s compensation policies.

You will also be eligible to participate in the benefit programs the Company makes available to its employees. Your eligibility and participation will be subject to the terms of the benefit programs and policies, and all benefits are subject to change or elimination at the sole discretion of the Company.

Your Employee

BENEFITS

2015

MEDICAL

SendGrid’s medical plan offers 3 plans to choose from. The HMO plan utilizes a large network of doctors and hospitals who have agreed to provide services at discounted rates. You are covered on this plan ONLY if you use network providers. The PPO Hybrid plan includes benefits when you use the network, and you will receive the highest level of benefits offered by the plan at the lowest cost to you. However, you are not required to use the network. You always have the complete freedom to select any provider whenever you need care. The non-network benefits are lower and your out-of-pocket costs are higher. Finally, the HSA plan allows you to open a Health Savings Account and set aside money pre-tax for your future medical care costs.

CIGNA

EFFECTIVE DATE: 1/1/2015—12/31/2015

	HMO		PPO		HSA
	In Network	Non Network	In Network	Non Network	In Network	Non Network
Calendar Year Deductible:	None		$1,000 Single $2,000 Family	$2,000 Single $4,000 Family	$2,500 Single $5,000 Family	$5,000 Single $10,000 Family
Employee Coinsurance:	0%		20%	40%	$0	40%
Calendar Year Out-of-Pocket Max:	$2,500 Individual $5,000 Family Includes Copays		$3,500 Single $7,000 Family Includes Copays and Deductible	$6,500 Single $13,000 Family Includes Deductible	$3,000 Single $9,000 Family Includes Copays and Deductible	$ 6,000 Single $18,000 Family Includes Deductible
Physician Office Visit:	$0 Preventive $25 Copay	No coverage out of network	$0 Preventive $30 Copay	No Coverage Preventive Plan pays 60% after deductible	$0 Preventive Plan pays 100% after deductible	No Coverage Preventive Plan pays 60% after deductible
Specialist Office Visit:	$0 Preventive $50 Copay		$0 Preventive $60 Copay	No coverage Preventive Plan pays 60% after deductible	$0 Preventive Plan pays 100% after deductible	No Coverage Preventive Plan pays 60% after deductible
Inpatient Hospital:	$500 Per occurrence deductible		Plan pays 80% after deductible	Plan pays 60% after deductible	Plan pays 100% after deductible	Plan pays 60% after deductible
Outpatient Hospital:	$500 Per occurrence deductible		Plan pays 80% after deductible	Plan pays 60% after deductible	Plan pays 100% after deductible	Plan pays 60% after deductible
Emergency Room:	$100 Copay	$100 Copay	$150 Copay	$150 Copay	Plan pays 100% after deductible	Plan pays 60% after deductible
Urgent Care:	$50 Copay	No coverage out of network	$50 Copay	Plan pays 60% after deductible	Plan pays 100% after deductible	Plan pays 60% after deductible
PRESCRIPTION DRUGS					HSA Copays apply after deductible is met
Generic Brand:	$10 Copay		$15 Copay		$10 copay
Preferred Brand:	$30 Copay		$40 Copay		$30 copay
Non-Preferred Brand:	$50 Copay	No coverage out of network	$60 Copay	No coverage out of network	$60 copay	No coverage out of network
Mail Order:	2 times copay for 90 day supply		2.5 times copay for 90 day supply		2 times copay for 90 day supply
Lifetime Maximum Benefit:	No Limit	No Limit	No Limit	No Limit	No Limit	No Limit
CONTRIBUTIONS:	PER PAY CHECK		PER PAY CHECK		PER PAY CHECK
Employee Only:	$54.76		$45.47		$0.00
Employee + Spouse:	$114.99		$95.48		$0.00
Employee + Child(ren):	$104.04		$86.39		$0.00
Family:	$164.28		$136.40		$0.00

ELIGIBILITY

If you are a regular full time employee working 30 hours a week or more, you are eligible for all benefits outlined in this summary. For Medical, Dental, and Vision eligible employees may elect to cover a spouse and/or dependent child covered up to age 26 (even if married or non-student). Medical, dental, vision, life, and disability benefits are effective the 1st day of the month following date of hire.  AFLAC benefits are effective on the 1st day of the month following 30 days from your date of hire.

HEALTH SAVINGS ACCOUNT

Health Savings Accounts are portable, tax-advantaged savings accounts that can be compared to a medical IRA. An HSA is designed to help offset the deductible costs of the Medical Plans.

WHO CAN OPEN AN HSA?

Any adult can contribute to an HSA if they:

•                  Have coverage under an HSA —qualified “high deductible health plan” (HDHP)

•                  Have no other non-HSA insurance policy coverage including coverage under their spouses Flexible Spending Account.

•                  Are not enrolled in Medicare

•                  Cannot be claimed as a dependent on someone else’s tax return

HOW MUCH CAN I CONTRIBUTE?

If your HSA qualified coverage begins in any month other than January, you can make the full HSA contribution for the calendar year as long as you keep your HSA qualified coverage through the end of the following calendar year.

	SendGrid’s 2015 HSA Contribution	2015— Maximum Employee Contribution
Employee Only	$500	$2,850
Employee & Family Includes spouse only or children only	$500	$6,150

HSA PRO RATE

The SendGrid HSA contribution will be prorates for the number  of months you are covered under the plan.

HOW MUCH PREMIUM DO I SAVE?

If you enroll in the HSA plan, you pay no premiums each month.

ANNUAL PREMIUM SAVED

	Compared to HMO	Compared to PPO
Employee Only	$1,314.22	$1,091.16
Employee & Spouse	$2,759.86	$2,291.52
Employee & Child(ren)	$2,497.03	$2,073.26
Employee & Family	$3,942.65	$3,273.58

ADVANTAGES

SECURITY — Your High Deductible Health Plan protects your financial future from catastrophic medical events.

AFFORDABILITY — HSA High Deductible Health Plans cost less, thus enabling you to purchase lower cost medical insurance coverage.

PORTABILITY — Accounts belong to the account holder.  You can keep you HSA if you change jobs, change your medical coverage, change your marital status or mover to another state.

OWNERSHIP — Funds remain in the account from year to year, just like an IRA.  There is no “use it or lose it” .

TAX SAVINGS — An HSA provides you triple tax savings:

•                  Tax deductions when you contribute to your account

•                  Tax-free earnings on funds maintained in the account

•                  Tax-free withdrawals for qualified medical expenses.

DENTAL

Staying healthy includes obtaining quality dental care for you and your family. SendGrid’s dental plan allows you to use an extensive network of providers and offers flexibility based upon where you choose to access care. You are covered at the highest level if you select dental care through this network, but have the option  to obtain care outside the network at a higher cost to you.

DELTA DENTAL

EFFECTIVE DATE: 1/1/2015—12/31/2015

	DENTAL PLAN
	PPO Providers	Premier Providers	Non Network
Calendar Year Deductible:	$50 Single $150 Family
Calendar Year Max Benefit:	$1,500 per family member
Preventive Care:	Plan pays 100%- does not apply to maximum	Plan pays 100%- applies to maximum	Plan pays 100% of allowed amount applies to maximum
Basic Services:	Plan pays 80% after deductible	Plan pays 80% after deductible	Plan pays 80% of allowed amount after deductible
Major Services:	Plan pays 50% after deductible	Plan pays 50% after deductible	Plan pays 80% of allowed amount after deductible
Orthodontic Treatment For children to age 19:	Plan pays 50%	Plan pays 50%	Plan pays 50% of allowed amount
CONTRIBUTIONS:	PER PAY CHECK
Employee Only:	$3.66
Employee + Spouse:	$6.85
Employee + Child(ren):	$8.13
Family:	$12.92

VISION

SendGrid offers vision coverage through VSP to help you pay for your routine vision services and supplies. You can see any vision provider you choose, but you’ll enjoy significant savings when you use VSP providers. You pay only a small copayment for most network services and supplies, and the plan pays the rest. Plus VSP providers file claims for you. There is an allowance per service for out of network providers, which you would be reimbursed.

VISION SERVICE PLAN (VSP)

EFFECTIVE DATE: 1/1/2015—12/31/2015

VISION PLAN
	In Network	Non Network
Eye Exam: Covered every 12 months	$20 Copay	Up to $50 reimbursement
Lenses: Covered every 12 months	$20 Copay	$50 to $125 reimbursement depending on lenses type
Lens Options: Standard Progressive- Premium Progressive- Custom Progressive-	$50 $80-$90 $120-$160	$50 to $125 reimbursement depending on lenses type
Frames:	$130 allowance; 20% off amount over $130	Up to $70 reimbursement
Contact Lenses: In lieu of Glasses Only	$130 allowance	Up to $105 reimbursement
Glasses and Sunglasses	30% off additional glasses
Laser Vision Correction	5%-15% discount	None
CONTRIBUTIONS:	PER PAY CHECK
Employee Only:	$0.98
Employee + Spouse:	$1.57
Employee + Child(ren):	$1.61
Family:	$2.59

SHORT TERM DISABILITY (STD)

SendGrid provides a STD benefit in case you are unable to perform your job due to illness or injury unrelated to your work. Your STD benefit is based on your pay. You will begin to receive the benefit after the waiting period, and you will only receive the benefit while you are unable to perform your job or until the benefit duration has expired.

LONG TERM DISABILITY (LTD)

If you are unable to perform your job for a continuous 90-day period due to illness or injury, your LTD benefit will take effect. The benefit of the plan is summarized in the table to the right. LTD benefits are subject to pre-existing condition limits, and benefits are reduced if the disability begins after age 60. Disability benefits are payable without taxes if you elect to include the premiums in your taxable income.

BASIC LIFE AND AD&D

SendGrid provides Life and Accidental Death and Dismemberment insurance to all employees in the amount of 2 times your salary.

VOLUNTARY LIFE INSURANCE

You can purchase additional Life for yourself and your dependents. The AD&D benefit can be purchased separately from the Life coverage. If you choose to apply for Voluntary Life or AD&D insurance coverage (or increase your original amount) during a subsequent enrollment period, you and your dependents will be subject to medical underwriting.

AFLAC

CRITICAL ILLNESS PLAN - A group critical illness plan helps prepare you for the added costs of battling a specific critical illness.

ACCIDENT PLAN — An accident insurance plan provides benefits to help cover the costs associated with unexpected bills. For new hires, the start date for AFLAC benefits differs from the other benefits offered through SendGrid.

HARTFORD LONG & SHORT TERM DISABILITY

	SHORT TERM DISABILITY	LONG TERM DISABILITY
Benefit Amount:	66 2/3% of your weekly salary	66 2/3% of your monthly salary
Maximum Benefit:	$2,300 per week	$10,000 per month
Benefit Waiting Period:	8 days for sickness or accident	180 days
Benefit Duration:	25 weeks	Social Security Normal Retirement Age

HARTFORD LIFE AND AD&D

Life Insurance Benefit Amount:	2 times your annual salary to $500,000 maximum
Accidental Death & Dismemberment:	Same as basic life
Age reductions:	Reduces by 35% at age 65, 70, 75 and 25% at age 80, 85, 90, 95

HARTFORD VOLUNTARY LIFE AND AD&D

	Employee	Spouse	Child
Insurance Schedules:	$10,000 Increments	$5,000 Increments	15 days to 6 months $100 6 months to age 19 $10,000
Guarantee Issue for Newly Eligible:	Lesser of $200,000 or 3 times salary	$30,000	$10,000
Overall Benefit Maximum:	Lesser of $500,000 or 5 times salary	$150,000 or 50% of employee amount	$10,000
Stand Alone Accidental Death and Dismemberment	$10,000 increments not to exceed 1 times salary	No coverage	No coverage

FLEXIBLE SPENDING ACCOUNT

Flexible Spending Accounts (FSAs) allow you to set aside pre-tax dollars from each paycheck to pay for out-of-pocket healthcare and dependent care expenses.

MEDICAL EXPENSE ACCOUNT- Each year, you can contribute up to $2,500 to the medical account. Then, you draw on your contributions throughout the year to pay for eligible expenses. You don’t pay federal taxes on your FSA contributions or reimbursements. Over the Counter Medications are NOT eligible for reimbursement under the Medical Flexible Spending Account without a Doctor prescription. If you participate in the HDHP/ H.S.A. plan  with CIGNA you can contribute to a Limited purpose FSA. This plan is limited to only Dental and Vision expenses ONLY.

DEPENDENT CARE ACCOUNT- Each year you can elect to redirect up to $2,500 if you are married filing a separate return or up to $5,000 if you are single or married filing a joint return.

TRANSPORTATION ACCOUNT- Employees may also elect the Transportation FSA to use pre-tax funds to pay for Transit Passes or Vanpooling up to $130 per month. For qualified parking expenses the limit is $250 per month.

The plans are subject to the IRS “use it or lose it” rules. Please carefully estimate your annual elections to avoid losing any of your elected amount at the end of the year.

CHANGE IN FAMILY STATUS

All benefit selections are binding except in the event you have a “change in family status”. If one of these situations occurs, you have 31 days to notify the group administrator and complete the appropriate paperwork. If you do not make the change within the 31 days following the event, your next opportunity to make a change will occur during the plan’s  open enrollment period.  Examples of status changes include:

•            Marriage or Divorce

•            Birth or Death of dependent

•            Adoption

•            Loss of Eligibility for insurance

•            Spouse’s employment or termination of employment

•            Unpaid leave of absence of employee or spouse

•            Reduction or Increase in hours worked from Part Time to Full Time

•            Change in residence that affects eligibility

HEALTH ADVOCATE

Your Health Advocate benefit, provided free by SendGrid, offers features to help you and your family with healthcare- related problems and personal and work/life issues. A medical, benefits or claims expert can help you with complex conditions, find specialists, address eldercare issues, clarify insurance coverage, work on claim denials, help negotiate medical bills and more. This benefit can be used by anyone in your household and your parents or parent-in-laws.

ADDITIONAL BENEFITS & PERKS

•            401(k) with 4% match

All income is subject to 401k withholding

•            Stock Options

•            PTO Plan

•            3 weeks vacation

•            9 paid holidays

•            1 floating Holiday

•            1 community day

•            Unlimited sick pay

•            Parental leave

•            Tuition reimbursement

•            Monthly commuting allowance

•            Monthly cell phone allowance

•            Monthly wellness allowance

•            Monthly allowance if waiving medical coverage

•            Referral bonuses

•            Gifts for birthdays and anniversaries

•            Community kitchen

•            Free food at local restaurants

•            Weekly catered lunch

WAIVING HEALTH COVERAGE

If you already have current group medical coverage, you may choose to waive or opt out of SendGrid’s group health benefits. To waive coverage you must make an active  election specifying that you decline medical benefits. You will also be asked to provide evidence of other group health  care coverage. Employees who are covered under another group plan and waive health coverage will be given a $250 per month medical waiver benefit and are still eligible to enroll in optional plans and flexible spending accounts.

DIRECTORY

FOR QUESTIONS ABOUT	CONTACT	PHONE #	WEB/E-MAIL
Medical	CIGNA	800-244-6224	www.cigna.com
Dental	DELTA DENTAL	800-610-0201	www.deltadentalco.com
Vision	VSP	800-877-7195	www.vsp.com
STD	Hartford	877-778-1383	www.thehartfordatwork.com
LTD	Hartford	877-778-1383	www.thehartfordatwork.com
Life and AD&D	Hartford	877-778-1383	www.thehartfordatwork.com
Flexible Spending Account	24HourFlex	800-651-4855	www.24hourflex.com
Health Savings Account	HSA Bank	800-357-6246	www.hsabank.com
Health Advocate	Email— answers@healthadvocate.com	866-695-8622	www.healthadvocate.com
All of the Above	Carol Moran	888-795-0300 720-207-2358	carol.moran@hubinternational.com

Your Employee Benefits...at a Glance was created by:	HUB International Insurance Services 1125 17th Street, Suite 900 Denver, CO 80202 Telephone (303) 893 - 0300 Fax (303) 861-8147 www.hubinternational.com

About This Brochure

This is a custom brochure that provides only a highlight of the plans offered to you by your employer and in no way serves as the actual plan description or plan document for the plans. The plan documents will always govern the offered benefits that your employer provides for you. We reserve the right to modify any or all of these plans at anytime.